Exhibit 99.1

CONTACTS: Douglas Maffei, PhD, Investors

(650) 522-2739

Amy Flood, Media
(650) 522-5643

GILEAD SCIENCES COMPLETES ACQUISITION OF IMMUNOMEDICS, INC.

Foster City, Calif., October 23, 2020 – Gilead Sciences, Inc. (Nasdaq: GILD) today announced the completion of the previously announced transaction to acquire Immunomedics, Inc. (Nasdaq: IMMU) for approximately $21 billion in the aggregate.

“We are very pleased to reach today’s milestone and to welcome the talented Immunomedics team to the Gilead family. There is a lot of important work ahead of us to deliver on the vast potential that Trodelvy offers for patients with cancer,” said Daniel O’Day, Chairman and Chief Executive Officer, Gilead Sciences. “Together we will bring Trodelvy to many more patients around the world with triple negative breast cancer and continue to explore its potential in many other types of cancer, both as a monotherapy and in combination with other treatments.”

On September 13, 2020, Gilead and Immunomedics announced that Gilead, Immunomedics and Maui Merger Sub, Inc., a wholly owned subsidiary of Gilead (“Purchaser”) had signed a definitive merger agreement pursuant to which a tender offer would be made. Pursuant to the merger agreement, Gilead and Purchaser commenced a tender offer on September 24, 2020, to acquire all outstanding shares of Immunomedics at a price of $88.00 per share, net to the seller in cash, without interest. On October 23, 2020, Gilead successfully completed the tender offer for all outstanding shares of common stock of Immunomedics and accepted for payment all shares validly tendered and not withdrawn as of the expiration time of the tender offer, and Gilead will promptly pay for such shares, which shares represented approximately 81.38% of Immunomedics’ outstanding shares (not including 12,451,797 shares delivered through Notices of Guaranteed Delivery, representing approximately 5.38% of the shares outstanding). Pursuant to the terms of the merger agreement, Purchaser merged with and into Immunomedics on October 23, 2020. All outstanding shares of common stock of Immunomedics, other than (i) shares owned by Gilead, Purchaser or any of Gilead’s direct or indirect wholly owned subsidiaries, (ii) shares owned by Immunomedics (or held in Immunomedics’ treasury) and (iii) shares held by Immunomedics stockholders who properly demand appraisal for their shares under Delaware law, were cancelled and converted into the right to receive cash equal to the $88.00 price per share.

As a result of the completion of the merger, Immunomedics has become a wholly owned subsidiary of Gilead and the common stock of Immunomedics will no longer be listed for trading on the Nasdaq Global Market, which is expected to take effect as of the close of market on October 23, 2020.

About Immunomedics

Immunomedics is a leader in next-generation antibody-drug conjugate (ADC) technology, committed to help transform the lives of people with hard-to-treat cancers. The company’s proprietary ADC platform centers on using a novel linker that does not require an enzyme to release the payload to deliver an active drug inside the tumor cell and the tumor microenvironment, thereby producing a bystander effect. Trodelvy, the company’s lead ADC, is the first ADC the FDA has approved for the treatment of people with metastatic triple-negative breast cancer and is also the first FDA-approved anti-Trop-2 ADC. For additional information on Immunomedics, please visit its website at http://www.immunomedics.com.

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About Gilead Sciences

Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California. For more information on Gilead Sciences, please visit the company’s website at www.gilead.com.

Forward-Looking Statements

This communication contains forward-looking statements related to Gilead, Immunomedics and the acquisition of Immunomedics by Gilead that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies’ and members of their senior management team. Forward-looking statements include, without limitation, statements regarding the business combination and related matters, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses, including, without limitation, the ability of Gilead to advance Immunomedics’ product pipeline and successfully commercialize Trodelvy; expectations for achieving full U.S. Food and Drug Administration approval based on Immunomedics’ confirmatory data for Trodelvy and Immunomedics’ development of Trodelvy for additional indications; clinical trials (including the anticipated timing of clinical data, the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs); the possibility of unfavorable results from clinical trials; regulatory applications and related timelines, including the filing and approval timelines for Biologics License Applications and supplements; difficulties or unanticipated expenses in connection with integrating the companies; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: the effects of the transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; Immunomedics’ ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain requirements, and promotional and marketing compliance); imposition of significant post-approval regulatory requirements on Immunomedics’ products, including a requirement for a post-approval confirmatory clinical study, or failure to maintain (if received) or obtain full regulatory approval for Immunomedics’ products due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; adverse impacts on business, operating results or financial condition in the future due to pandemics, epidemics or outbreaks, such as COVID-19; and other risks and uncertainties detailed from time to time in the companies’ periodic reports filed with the U.S. Securities and Exchange Commission, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. All forward-looking statements are based on information currently available to Gilead and Immunomedics, and Gilead and Immunomedics assume no obligation and disclaim any intent to update any such forward-looking statements.

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For more information on Gilead Sciences, please visit the company’s website at www.gilead.com, follow Gilead on Twitter (@GileadSciences) or call Gilead Public Affairs at 1-800-GILEAD-5 or
1-650-574-3000.